Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Novaray Medical, Inc.
We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1/A of our report dated March 22, 2008, with respect to our audits of the financial statements of Novaray Medical, Inc., as of December 31, 2007 and 2006 for the years then ended and for the period from inception (June 7, 2005) through December 31, 2007.
We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.
/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Certified Public Accountants
Hackensack, New Jersey
March 31, 2008